EXIBIT 10(b)

                      SUMMARY OF MANAGEMENT INCENTIVE PLAN

                    The Company's Management Incentive Plan ("Plan") is adopted annually for the ensuing year by the Board of Directors ("Board"). Each year the Board sets the formula for determining compensation under the Plan based upon (1) the amount by which the net sales of each of the Company's subsidiaries exceed thresholds established by the Board and
        (2) pretax profits as a percent of net sales. The Board determines who of the Company's key employees is eligible to participate in the Plan and what the employee's level of participation may be. The thresholds set by the Board must be met by the end of the fiscal year in order for an eligible employee to receive an award under the Plan for that year.